Exhibit 10.40
December 1, 2010
[       ]
27 Richmond Road
Pembroke HM 08, Bermuda
Re:	Employment Agreement Amendment
Dear [       ]:
     Reference is made to that certain (i) Amended and Restated Employment Agreement by and among you, Allied World Assurance Company Holdings, Ltd, a Bermuda corporation (“Holdings”), [and Allied World Assurance Company, Ltd, a Bermuda corporation (“AWAC” and together with Holdings, the “Company”)], dated as of [ ], as further amended (the “Employment Agreement”); and (ii) Benefit Plan Assumption and General Amendment Agreement, dated as of December 1, 2010, by and among Allied World Assurance Company Holdings, AG (“Allied World Switzerland”), Allied World Assurance Company Holdings, Ltd, Allied World Assurance Company, Ltd, and Newmarket Administrative Services, Inc. (the “Assumption Agreement”), pursuant to which Allied World Switzerland adopts and becomes a party to the Employment Agreement in lieu of [Holdings] [the Company]. The Assumption Agreement was entered into in connection with Holdings’ redomestication of its jurisdiction of incorporation from Bermuda to Switzerland (the “Redomestication”).
     As you are aware, following the Redomestication you will be required to work part-time in Switzerland. The purpose of this letter is to formally amend the Employment Agreement to reflect your responsibility to work part-time in Switzerland, to comply with certain other provisions of Swiss law referred to below and to provide that [Holdings] [the Company] shall no longer be a party to the Employment Agreement. Accordingly, the parties hereto hereby agree as follows:
1.	You shall be required to spend a minimum of 10% of your annual working time in Switzerland subject to your receipt of any applicable Swiss work and residence permits.

2.	The Employment Agreement shall be revised to replace Holdings [and AWAC] with Allied World Switzerland, as applicable.

3.	You shall be reimbursed for your reasonable business expenses incurred in carrying out your duties in Switzerland in accordance with Section 7 of the Employment Agreement.

4.	Any applicable contributions for AHV/IV/EO (federal retirement and survivors’/disability/income replacement insurance), ALV (unemployment insurance), BVG (occupational retirement, survivors’ and disability pension plans), UVG (accident insurance) and applicable tax at source, payable by you in accordance with Swiss law, may be deducted from your gross pay.

5.	By execution hereof, you and [Holdings] [the Company] each hereby consent, in satisfaction of the requirements under Section 17 of the Employment Agreement, to the execution of this letter, and each hereby acknowledges that effective as of December 1, 2010 Holdings [and AWAC] shall have no continuing obligations to you under the Employment Agreement.
     All other provisions of the Employment Agreement that are not addressed in this letter shall remain unchanged and in full force and effect. To confirm your agreement with this amendment to the Employment Agreement, please execute both copies of this letter where indicated below and return one executed copy to me and retain one copy for your files.

Sincerely, ALLIED WORLD ASSURANCE COMPANY HOLDINGS, AG
By:
Name:
Title:

Agreed and accepted as to paragraph 5 above: ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD
By:
Name:
Title:

[ALLIED WORLD ASSURANCE COMPANY, LTD
By:
Name:
	Title:	]

Agreed and accepted as of December 1, 2010:

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